UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

UMB Financial Corporation

(Exact Name of Registrant as Specified in its Charter)

Missouri	43-0903811
(State or incorporation or organization)	(I.R.S. Employer Identification No.)

1010 Grand Boulevard

Kansas City,

Missouri 64106

(816) 860-7000

(Address of principal executive offices and zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Depositary Shares, Each Representing a 1/400th

Ownership Interest in a Share of 7.750% Fixed-Rate

Reset Non-Cumulative Perpetual Preferred Stock,

Series B, par value $0.01 per share and with a

liquidation preference of $10,000 per share

The NASDAQ Global Select Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement file number to which this form relates:

333-286487

Securities to be registered pursuant to Section 12(g) of the Act:

None.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are depositary shares (the “depositary shares”) of UMB Financial Corporation (the “Company”), each depositary share representing a 1/400th ownership interest in a share of the Company’s 7.750% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series B, par value $0.01 per share (the “Preferred Stock”), with a liquidation preference of $25 per depositary share (equivalent to $10,000 per share of Preferred Stock). The descriptions set forth under the sections “Description of the Series B Preferred Stock” and “Description of Depositary Shares” in the prospectus supplement dated May 29, 2025, as filed with the Securities and Exchange Commission (the “Commission”) on May 30, 2025 pursuant to Rule 424(b) under the Securities Act of 1933, as amended, to the prospectus (the “Base Prospectus”) included in the Company’s automatic shelf registration statement on Form S-3 (No. 333-286487), as filed with the Commission on April 11, 2025, and the descriptions set forth under the sections “Description of Capital Stock—Preferred Stock” and “Description of Depositary Shares” of the Base Prospectus are incorporated herein by reference.

Item 2.	Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Description

3.1	Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 and filed with the Securities and Exchange Commission on May 9, 2006).

3.2	Amendment of Articles of Incorporation, dated as of January 31, 2025 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K dated January 31, 2025 and filed with the Commission on February 3, 2025).

3.3	Bylaws, amended as of April 13, 2023 (incorporated by reference to Exhibit 3.01 of the Company’s Current Report on Form 8-K dated April 13, 2023 and filed with the Securities and Exchange Commission on April 13, 2023).

3.4	Certificate of Designation of 7.750% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series B, par value $0.01 per share, of UMB Financial Corporation (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed with the SEC on June 12, 2025).

4.1	Deposit Agreement among UMB Financial Corporation, Computershare Trust Company, N.A., Computershare, Inc. and the holders from time to time of the depositary receipts described therein (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed with the SEC on June 12, 2025).

4.2	Form of Depositary Receipt (included in Exhibit 4.1 hereto).

4.3	Form of Preferred Stock Certificate (incorporated by reference to Exhibit 4.3 to the Company’s Form 8-K filed with the SEC on June 12, 2025).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

UMB Financial Corporation

By:	/s/ Ram Shankar
Name:	Ram Shankar
Title:	Chief Financial Officer

Date: June 12, 2025